Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

Noble Midstream Partners LP:

We consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of Noble Midstream Partners LP of our report dated August 10, 2016, with respect to the balance sheet of Noble Midstream Partners LP as of June 30, 2016, which report appears in the Registration Statement No. 333-207560 on Form S-1 of Noble Midstream Partners LP, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

September 14, 2016